Exhibit 5
November 9, 2009
The Board of Directors
Praxair, Inc.
39 Old Ridgebury Road
Danbury, CT 06810
Ladies and Gentlemen:
     This opinion is furnished in connection with the anticipated filing with the Securities and Exchange Commission on or about November 9, 2009, of a Registration Statement on Form S-8 by Praxair, Inc. (the “Corporation”) under the Securities Act of 1933, as amended, for the registration of 12,000,000 shares of Common Stock, par value $.01 per share (the “Shares”) to be issued under the Corporation’s 2009 Long Term Incentive Plan (the “Plan”).
     I have acted as counsel to the Corporation in connection with certain matters relating to the Plan, including the registration of the Shares. I am familiar with the corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion, including:
(i)	the Corporation’s Restated Certificate of Incorporation;

(ii)	the Corporation’s Amended and Restated By-Laws;

(iii)	certain resolutions adopted by the Board of Directors of the Corporation; and

(iv)	a copy of the Plan, as amended.
     In examining the foregoing documents, I have assumed all signatures to be genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals and that the representations and statements included therein are accurate.
     Based on the foregoing, it is my opinion that the Shares have been duly authorized, and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. I do not express any opinion herein on any laws other than the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).
     I hereby consent to the filing of this opinion as Exhibit 5 to the aforementioned Registration Statement.
Very truly yours,
/s/ James T. Breedlove

James T. Breedlove
Senior Vice President, General
Counsel & Secretary